UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL



Date of Request: February 23, 2005

                            GRAFX IMAGE, INCORPORATED
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            Nevada                                            85-0488769
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(State or other jurisdiction of                      (IRS Employer I.D. Number)
 incorporation or organization)

7057 Woodcrest Place,                       Delta,   British Columbia    V4E 2P2
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(Address of principal executive offices)    (City)        (State)         (Zip)

                                 (602) 821-6492
                        -------------------------------
                        (Registrant's Telephone Number)

Securities  Act  registration  statement file number to which this form relates:
024-10053

ITEM 1.  Withdrawal of Form 1-A.

On August 29, 2003, Grafx Image, Incorporated, a Nevada corporation (the "Registrant"), filed an Offering Circular on Form 1-A, File No. 024-10053, with the Securities and Exchange Commission, which was thereafter amended on June, 4, 2003. Pursuant to a resolution dated February 22, 2005, the Board of Directors of the Registrant has determined that it is in the best interest of the company and its shareholders to request a withdrawal of the Offering Circular on Form 1-A, File No. 024-10053.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Delta, Province of British Columbia, Canada on the 22nd day of February, 2005.

                                            GRAFX IMAGE, INCORPORATED

                                            By:/s/ Brian Roberts
                                            ------------------------------------
                                            Brian Roberts, President